Exhibit 99.1

ELDORADO RESORTS REPORTS FOURTH QUARTER NET REVENUE OF $428.2 MILLION, OPERATING INCOME OF $30.0 MILLION AND ADJUSTED EBITDA OF $91.1 MILLION

Reno, Nev. (February 22, 2018) – Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado,” “ERI,” or “the Company”) today reported operating results for the fourth quarter and full year ended December 31, 2017.

			Total Net Revenue
($ in thousands, except per share data)			Three Months Ended
			December 31,
	2017	2017 Pre- Acquisition	2017 Total	2016	2016 Pre- Acquisition(3)	2016 Total(2)	Change
West	$111,674	$—	$111,674	$75,314	$29,440	$104,754	6.6%
Midwest	97,370	—	97,370	—	98,758	98,758	(1.4)%
South	108,978	—	108,978	30,982	86,734	117,716	(7.4)%
East	110,058	—	110,058	100,154	7,819	107,973	1.9%
Corporate and Other	140	—	140	—	93	93	50.5%

Total Net Revenue	$428,220	$—	$428,220	$206,450	$222,844	$429,294	(0.3)%

			Operating Income
($ in thousands, except per share data)			Three Months Ended December 31,
	2017	2017 Pre- Acquisition	2017 Total	2016	2016 Pre- Acquisition(3)	2016 Total(2)	Change
West	$15,822	$—	$15,822	$6,794	$5,413	$12,207	29.6%
Midwest	22,384	—	22,384	—	18,862	18,862	18.7%
South	(28,536)	—	(28,536)	4,632	10,272	14,904	(291.5)%
East	13,634	—	13,634	9,843	(1,227)	8,616	58.2%
Corporate and Other	6,683	—	6,683	(8,178)	(10,578)	(18,756)	(135.6)%

Total Operating Income	$29,987	$—	$29,987	$13,091	$22,742	$35,833	(16.3)%

			Adjusted EBITDA
($ in thousands, except per share data)			Three Months Ended
			December 31,
	2017	2017 Pre- Acquisition	2017 Total	2016	2016 Pre- Acquisition(3)	2016 Total(2)	Change
West	$24,060	$—	$24,060	$11,813	$7,792	$19,605	22.7%
Midwest	30,537	—	30,537	—	28,585	28,585	6.8%
South	23,319	—	23,319	6,619	14,619	21,238	9.8%
East	20,349	—	20,349	18,748	(523)	18,225	11.7%
Corporate and Other	(7,159)	—	(7,159)	(3,605)	(5,718)	(9,323)	(23.2)%

Total Adjusted EBITDA (4)	$91,106	$—	$91,106	$33,575	$44,755	$78,330	16.3%

Net Income	$89,693			$959

Basic EPS	$1.17			$0.02

Diluted EPS	$1.15			$0.02

($ in thousands, except per share data)			Total Net Revenue Twelve Months Ended December 31,
	2017	2017 Pre- Acquisition(1)	2017 Total (2)	2016	2016 Pre- Acquisition(3)	2016 Total(2)	Change
West	$405,202	$43,414	$448,616	$321,922	$126,523	$448,445	0.0%
Midwest	268,385	142,237	410,622	—	412,201	412,201	(0.4)%
South	336,709	131,100	467,809	131,496	372,458	503,954	(7.2)%
East	462,702	11,717	474,419	439,478	35,293	474,771	(0.1)%
Corporate and Other	506	226	732	—	148	148	394.6%

Total Net Revenue	$1,473,504	$328,694	$1,802,198	$892,896	$946,623	$1,839,519	(2.0)%

($ in thousands, except per share data)			Operating Income Twelve Months Ended December 31,
	2017	2017 Pre- Acquisition(1)	2017 Total(2)	2016	2016 Pre- Acquisition(3)	2016 Total(2)	Change
West	$66,329	$9,525	$75,854	$41,620	$25,682	$67,302	12.7%
Midwest	62,051	34,819	96,870	—	84,265	84,265	15.0%
South	3,671	25,086	28,757	23,378	49,112	72,490	(60.3)%
East	67,968	(1,072)	66,896	53,610	(4,687)	48,923	36.7%
Corporate and Other	(105,150)	(8,811)	(113,961)	(29,490)	(34,213)	(63,703)	78.9%

Total Operating Income	$94,869	$59,547	$154,416	$89,118	$120,159	$209,277	(26.2)%

($ in thousands, except per share data)			Adjusted EBITDA Twelve Months Ended December 31,
	2017	2017 Pre- Acquisition(1)	2017 Total(2)	2016	2016 Pre- Acquisition(3)	2016 Total(2)	Change
West	$93,825	$13,231	$107,056	$62,333	$34,621	$96,954	10.4%
Midwest	83,451	46,856	130,307	—	122,904	122,904	6.0%
South	70,269	30,998	101,267	31,198	73,556	104,754	(3.3)%
East	98,868	(120)	98,748	89,835	(1,122)	88,713	11.3%
Corporate and Other	(24,173)	(5,996)	(30,169)	(15,080)	(23,502)	(38,582)	(21.8)%

Total Adjusted EBITDA (4)	$322,240	$84,969	$407,209	$168,286	$206,457	$374,743	8.7%

Net Income	$73,940			$24,802

Basic EPS	$1.10			$0.53

Diluted EPS	$1.09			$0.52

(1)	Figures are for Isle of Capri Casinos, Inc. (“lsle”) for the four months ended April 30, 2017, the day before ERI acquired Isle on May 1, 2017. ERI reports its financial results on a calendar fiscal year. Prior to the Company’s acquisition of Isle, Isle’s fiscal year typically ended on the last Sunday in April. Isle’s fiscal 2017 and 2016 were 52-week years, which commenced on April 25, 2016 and April 27, 2015, respectively. Such figures were prepared by the Company to reflect lsle’s unaudited consolidated historical net revenues, operating income and Adjusted EBITDA for periods corresponding to ERI’s fiscal quarterly calendar. Such figures are based on the unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.
(2)	Total figures for 2016 and 2017 include combined results of operations for Isle and ERI for periods preceding the date that ERI acquired Isle. Such presentation does not conform with GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.
(3)	Figures are for lsle for the three and twelve months ended December 31, 2016. Such figures were prepared by the Company to reflect Isles’ unaudited consolidated historical net revenues, operating income and Adjusted EBITDA for periods corresponding to ERI’s fiscal quarterly calendar. Such figures are based on the unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.
(4)	Adjusted EBITDA is not a GAAP measurement and is presented solely as a supplemental disclosure because the Company believes it is a widely used measure of operating performance in the gaming industry. See “Reconciliation of GAAP Measures to Non-GAAP Measures” below for a definition of Adjusted EBITDA and a quantitative reconciliation of Adjusted EBITDA to operating income (loss), which the Company believes is the most comparable financial measure calculated in accordance with GAAP.

“Eldorado’s record fourth quarter results marked the conclusion of another active and productive year of growth for the Company in which we extended our success in expanding margins and growing financial results. Notably, the fourth quarter growth was broad based and reflects a continuation of the strong operating momentum we have generated since last May’s accretive acquisition of Isle of Capri,” said Gary Carano, Chairman and Chief Executive Officer of Eldorado. “Fourth quarter Adjusted EBITDA increased 16.3% to $91.1 million on essentially flat revenue reflecting a 300 basis point year-over-year improvement in our consolidated Adjusted EBITDA margin to 21.3%. Overall 14 of our 20 properties grew Adjusted EBITDA in the 2017 fourth quarter compared to the prior-year period, and for the full year 16 of our properties saw Adjusted EBITDA rise, which helped drive an 8.7% year-over-year increase in consolidated Adjusted EBITDA to $407.2 million despite a modest net revenue decline.

“We see a pathway toward meaningful additional margin expansion as we focus our operating strategies on practices that emphasize generating profitable revenue across the portfolio. Although we already surpassed our targeted $35 million of annual synergies from the Isle of Capri transaction, we are still in the early stages of rationalizing marketing and promotional spend across the enterprise and optimizing the acquired food and beverage operations. Isle of Capri Lake Charles is an example of one property that offers significant opportunity for improvement following the termination of the sale agreement for the property in the fourth quarter. We have identified significant cost reductions at the property based on our analysis of the operations of properties within our portfolio that have a similar revenue and competitive market profile. By deploying best practices across the portfolio, we also expect to generate further improvements in our legacy property operations.

“We continue to move forward with return-focused investments that improve our guests’ experiences and elevate our properties overall competitiveness in their markets. The comprehensive facility improvement program under way at our Reno Tri-Properties continues to drive higher visitation. To date, we have completed upgrades to nearly 1,000 hotel rooms and suites, updated food and beverage operations across the facilities with eight new or redesigned restaurants, cafes or bars now open, created new public spaces in all three properties and opened a new poker room and sports book. We believe that our spending in winter 2016 helped drive extremely strong results at the Reno Tri-Properties throughout the second half of the year. As a result of these strong returns, we have decided to accelerate additional investment in the Reno Tri-Properties in 2018, as we expect to spend $37.5 million of project capex in 2018 for further facility upgrades. We are similarly embarking on upgrades to the room product at our two Black Hawk properties beginning in late 2018 as we seek to capitalize on the strong economy of the Denver market.

“We entered 2018 with significant momentum and a comprehensive set of operating initiatives that will help us continue to grow our financial results. We believe that there are still many opportunities for Eldorado to build on our leading regional gaming platform which will help us further enhance shareholder value.”

Balance Sheet and Liquidity

At December 31, 2017, Eldorado had $134.6 million in cash and cash equivalents and $3.3 million in restricted cash. Outstanding indebtedness at December 31, 2017 totaled $2.2 billion, with no amounts outstanding on the Company’s revolving credit facility. Gross capital expenditures in the fourth quarter of 2017 and for the full year totaled $30.3 million and $83.5 million, respectively.

“We continue to improve our marketing and customer acquisition efficiencies and to lower costs across our entire property portfolio,” said Tom Reeg, President and Chief Financial Officer. “The 2017 fourth quarter results include a non-recurring, non-cash income tax benefit of $112.4 million resulting from the re-measurement of our deferred tax assets and liabilities as a result of the recently enacted Tax Cuts and Jobs Act. In addition, our annual free cash flow is expected to benefit from more than $40 million in lower cash taxes over the next two years. The Tax Cuts and Jobs Act treatment of capital investment incentivizes us to bring high return growth projects online sooner and as a result, we expect full year capital expenditures of approximately $150 million, with approximately 50% allocated to project capex and 50% for maintenance capex.”

Summary of 2017 Fourth Quarter Region Results

West Region (Reno Tri-Properties, Isle Casino Hotel Black Hawk and Lady Luck Casino Black Hawk)

Net revenue for the West Region properties for the quarter ended December 31, 2017 increased approximately 6.6% to $111.7 million compared to $104.8 million in the prior-year period, while operating income rose to $15.8 million from $12.2 million in the year-ago quarter. Adjusted EBITDA increased 22.7% to $24.1 million reflecting an Adjusted EBITDA margin of 21.5% compared to Adjusted EBITDA of $19.6 million on an Adjusted EBITDA margin of 18.7% in the prior-year period. Adjusted EBITDA increased year over year at the Reno Tri-Properties and at both Isle Black Hawk and Lady Luck Black Hawk with the combined Adjusted EBITDA margin for the Black Hawk properties exceeding 30% for the second consecutive quarter.

Midwest Region (Isle Casino Waterloo, Isle Casino Bettendorf, Isle of Capri Casino Boonville, Isle Casino Cape Girardeau, Lady Luck Casino Caruthersville and Isle of Capri Casino Kansas City)

Net revenue for the Midwest Region properties for the quarter ended December 31, 2017 decreased approximately 1.4% to $97.4 million compared to $98.8 million in the prior-year period, while operating income rose to $22.4 million from $18.9 million in the year-ago quarter. Adjusted EBITDA rose approximately 6.8% to $30.5 million as the Adjusted EBITDA margin for the segment rose 240 basis points to 31.4%. Adjusted EBITDA increased year over year at five of the six Midwest Region properties. Adjusted EBITDA for the Midwest Region in the prior-year period was $28.6 million reflecting an Adjusted EBITDA margin of 28.9%.

South Region (Isle Casino Racing Pompano Park, Eldorado Shreveport, Isle of Capri Casino Lula, Lady Luck Casino Vicksburg and Isle of Capri Lake Charles)

Net revenue for the South Region properties for the quarter ended December 31, 2017 declined approximately 7.4% to $109.0 million compared to $117.7 million in the prior-year period. Operating loss was $(28.5) million compared to operating income of $14.9 million in the year-ago quarter. The operating loss for the South Region in the fourth quarter of 2017 includes total impairment charges of $38.0 million, including impairment charges of $13.2 million for Isle of Capri Lake Charles; $24.5 million for Lady Luck Casino Vicksburg; and $0.3 million for Isle of Capri Casino Lula. Adjusted EBITDA increased 9.8% to $23.3 million as the Adjusted EBITDA margin for the segment rose 340 basis points to 21.4%. Adjusted EBITDA for the South Region in the prior-year period was $21.2 million reflecting an Adjusted EBITDA margin of 18.0%. The South Region’s results include contributions from Isle of Capri Lake Charles for both periods and reflect a nearly 75% year-over-year increase in Adjusted EBITDA for the property. Isle of Capri Lake Charles had previously been classified as discontinued operations and as assets held for sale. In November 2017, Eldorado terminated the sale agreement for the property as the proposed buyer did not obtain required gaming approvals prior to the termination date. Pursuant to the terms of the agreement, Eldorado retained the proposed buyer’s $20.0 million deposit, which is included in Corporate and Other operating income (loss).

East Region (Presque Isle Downs and Casino, Lady Luck Casino Nemacolin, Eldorado Scioto Downs Racino and Mountaineer Casino, Racetrack and Resort)

Net revenue for the East Region properties for the quarter ended December 31, 2017 increased approximately 1.9% to $110.1 million compared to $108.0 million in the prior-year period, while operating income grew to $13.6 million from $8.6 million in the year-ago quarter. Adjusted EBITDA for the East Region rose 11.7% to $20.3 million compared to Adjusted EBITDA of $18.2 million in the prior-year period as the East Region’s Adjusted EBITDA margin improved 160 basis points to 18.5%. Eldorado Scioto Downs generated Adjusted EBITDA growth for the twelfth consecutive quarter and Mountaineer Casino, Racetrack & Resort grew Adjusted EBITDA for the third consecutive quarter following the implementation of initiatives to improve amenities and right-size operating expenses to match current visitation and revenue volumes.

Reconciliation of GAAP Measures to Non-GAAP Measures

Adjusted EBITDA (defined below), a non-GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non-GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. Adjusted EBITDA represents operating income (loss) before depreciation and amortization, stock based compensation, transaction expenses, S-1 expenses, severance expense, income related to the termination of the Lake Charles sale, costs associated with the terminated Lake Charles sale, impairment charges, equity in income of unconsolidated affiliates, (gain) loss on the sale or disposal of property and equipment, and other regulatory gaming assessments, including the impact of the change in regulatory reporting requirements, to the extent that such items existed in the periods presented. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States (“US GAAP”), is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of our liquidity. Other companies that provide EBITDA information may calculate EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.

Fourth Quarter Conference Call

Eldorado will host a conference call at 4:30 p.m. ET today. Senior management will discuss the financial results and host a question and answer session. The dial in number for the audio conference call is 719/325-4879, conference ID 8151361 (domestic and international callers). Participants can also access a live webcast of the call through the “Events & Presentations” section of Eldorado’s website at http://www.eldoradoresorts.com/ and a replay of the webcast will be archived on the site for 90 days following the live event.

About Eldorado Resorts, Inc.

Eldorado Resorts is a leading casino entertainment company that owns and operates twenty properties in ten states, including Colorado, Florida, Iowa, Louisiana, Mississippi, Missouri, Nevada, Ohio, Pennsylvania and West Virginia. In aggregate, Eldorado’s properties feature approximately 21,000 slot machines and VLTs and 600 table games, and over 7,000 hotel rooms. For more information, please visit www.eldoradoresorts.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information. When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements. Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized. There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this press release. Such risks, uncertainties and other important factors include, but are not limited to: Eldorado’s ability to promptly and effectively integrate the business of Eldorado and Isle and realize synergies resulting from the combined operations; our substantial indebtedness and the impact of such obligations on our operations and liquidity; competition; sensitivity of our operations to reductions in discretionary consumer spending and changes in general economic and market conditions; governmental regulations and increases in gaming taxes and fees in jurisdictions in which we operate; and other risks and uncertainties described in our reports on Form 10-K, Form 10-Q and Form 8-K.

In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.

Contact:

Thomas Reeg	Joseph N. Jaffoni, Richard Land
President and Chief Financial Officer	JCIR
Eldorado Resorts, Inc.	212/835-8500
775/328-0112	eri@jcir.com
investorrelations@eldoradoresorts.com

- tables follow -

ELDORADO RESORTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

($ in thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
REVENUES:
Casino	$362,029	$160,872	$1,228,540	$693,013
Pari-mutuel commissions	4,189	1,496	14,134	8,600
Food and beverage	56,238	33,297	193,260	142,032
Hotel	29,857	20,469	119,095	94,312
Other	15,154	11,245	51,560	45,239

	467,467	227,379	1,606,589	983,196
Less-promotional allowances	(39,247)	(20,929)	(133,085)	(90,300)

Net operating revenues	428,220	206,450	1,473,504	892,896

EXPENSES:
Casino	187,219	90,417	638,362	390,325
Pari-mutuel commissions	3,717	2,026	13,509	9,787
Food and beverage	26,343	20,321	94,723	81,878
Hotel	8,872	7,682	34,282	30,746
Other	7,177	6,931	26,030	26,921
Marketing and promotions	24,980	9,937	82,525	40,600
General and administrative	72,714	32,043	241,095	130,172
Corporate	9,005	4,196	30,739	19,880
Impairment charges	38,016	—	38,016	—
Depreciation and amortization	36,255	15,852	105,891	63,449

Total operating expenses	414,298	189,405	1,305,172	793,758
LOSS ON SALE OR DISPOSAL OF PROPERTY AND EQUIPMENT	(269)	(96)	(319)	(836)
PROCEEDS FROM TERMINATED SALE	20,000	—	20,000	—
TRANSACTION EXPENSES	(3,605)	(3,858)	(92,777)	(9,184)
EQUITY IN LOSS OF UNCONSOLIDATED AFFILIATE	(61)	—	(367)	—

OPERATING INCOME	29,987	13,091	94,869	89,118

OTHER EXPENSE:
Interest expense, net	(30,390)	(12,542)	(99,769)	(50,917)
Loss on early retirement of debt, net	(1,083)	—	(38,430)	(155)

Total other expense	(31,473)	(12,542)	(138,199)	(51,072)

NET (LOSS) INCOME BEFORE INCOME TAXES	(1,486)	549	(43,330)	38,046
BENEFIT (PROVISION) FOR INCOME TAXES	91,179	410	117,270	(13,244)

NET INCOME	$89,693	$959	$73,940	$24,802

Net Income per share of Common Stock:
Basic	$1.17	$0.02	$1.10	$0.53

Diluted	$1.15	$0.02	$1.09	$0.52

Weighted Average Basic Shares Outstanding	76,961,015	47,105,744	67,133,531	47,033,311

Weighted Average Diluted Shares Outstanding	77,998,742	47,849,554	68,102,814	47,701,562

ELDORADO RESORTS, INC.

SUMMARY INFORMATION AND RECONCILIATION OF

OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

($ in thousands)

	Three Months Ended December 31, 2017
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses (5)	Other (6)	Adjusted EBITDA
West	$15,822	$8,082	$63	$—	$93	$24,060
Midwest	22,384	8,036	57	—	60	30,537
South	(28,536)	12,659	37	—	39,159	23,319
East	13,634	6,632	5	—	78	20,349
Corporate and Other	6,683	846	1,707	3,605	(20,000)	(7,159)

Total	$29,987	$36,255	$1,869	$3,605	$19,390	$91,106

	Three Months Ended December 31, 2016
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses (5)	Other (6)	Adjusted EBITDA
Excluding Pre-Acquisition:
West	$6,794	$4,847	$—	$—	$172	$11,813
Midwest	—	—	—	—	—	—
South	4,632	1,978	—	—	9	6,619
East	9,843	8,897	—	—	8	18,748
Corporate and Other	(8,178)	130	591	3,858	(6)	(3,605)

Total Excluding Pre-Acquisition	$13,091	$15,852	$591	$3,858	$183	$33,575

Pre-Acquisition (3):
West	$5,413	$2,373	$6	$—	$—	$7,792
Midwest	18,862	9,686	37	—	—	28,585
South	10,272	4,202	27	—	118	14,619
East	(1,227)	704	—	—	—	(523)
Corporate and Other	(10,578)	201	1,612	3,047	—	(5,718)

Total Pre-Acquisition	$22,742	$17,166	$1,682	$3,047	$118	$44,755

Including Pre-Acquisition:
West	$12,207	$7,220	$6	$—	$172	$19,605
Midwest	18,862	9,686	37	—	—	28,585
South	14,904	6,180	27	—	127	21,238
East	8,616	9,601	—	—	8	18,225
Corporate and Other	(18,756)	331	2,203	6,905	(6)	(9,323)

Total Including Pre-Acquisition (2)	$35,833	$33,018	$2,273	$6,905	$301	$78,330

	Twelve Months Ended December 31, 2017
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses (5)	Other (6)	Adjusted EBITDA
Excluding Pre-Acquisition:
West	$66,329	$26,950	$182	$—	$364	$93,825
Midwest	62,051	20,997	210	—	193	83,451
South	3,671	25,307	147	—	41,144	70,269
East	67,968	30,517	14	—	369	98,868
Corporate and Other	(105,150)	2,120	5,769	92,777	(19,689)	(24,173)

Total Excluding Pre-Acquisition	$94,869	$105,891	$6,322	$92,777	$22,381	$322,240

Pre-Acquisition (1):
West	$9,525	$3,694	$8	$—	$4	$13,231
Midwest	34,819	11,952	51	—	34	46,856
South	25,086	5,693	35	—	184	30,998
East	(1,072)	952	—	—	—	(120)
Corporate and Other	(8,811)	371	1,631	286	527	(5,996)

Total Pre-Acquisition	$59,547	$22,662	$1,725	$286	$749	$84,969

Including Pre-Acquisition:
West	$75,854	$30,644	$190	$—	$368	$107,056
Midwest	96,870	32,949	261	—	227	130,307
South	28,757	31,000	182	—	41,328	101,267
East	66,896	31,469	14	—	369	98,748
Corporate and Other	(113,961)	2,491	7,400	93,063	(19,162)	(30,169)

Total Including Pre-Acquisition (2)	$154,416	$128,553	$8,047	$93,063	$23,130	$407,209

	Twelve Months Ended December 31, 2016
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses (5)	Other (4) (6)	Adjusted EBITDA
Excluding Pre-Acquisition:
West	$41,620	$20,220	$—	$—	$493	$62,333
Midwest	—	—	—	—	—	—
South	23,378	7,861	—	—	(41)	31,198
East	53,610	34,887	—	—	1,338	89,835
Corporate and Other	(29,490)	481	3,341	9,182	1,406	(15,080)

Total Excluding Pre-Acquisition	$89,118	$63,449	$3,341	$9,182	$3,196	$168,286

Pre-Acquisition (3):
West	$25,682	$8,901	$38	$—	$—	$34,621
Midwest	84,265	38,720	166	—	(247)	122,904
South	49,112	23,793	118	—	533	73,556
East	(4,687)	3,565	—	—	—	(1,122)
Corporate and Other	(34,213)	1,319	4,670	3,852	870	(23,502)

Total Pre-Acquisition	$120,159	$76,298	$4,992	$3,852	$1,156	$206,457

Including Pre-Acquisition:
West	$67,302	$29,121	$38	$—	$493	$96,954
Midwest	84,265	38,720	166	—	(247)	122,904
South	72,490	31,654	118	—	492	104,754
East	48,923	38,452	—	—	1,338	88,713
Corporate and Other	(63,703)	1,800	8,011	13,034	2,276	(38,582)

Total Including Pre-Acquisition (2)	$209,277	$139,747	$8,333	$13,034	$4,352	$374,743

(1)	Figures for Isle are the four months ended April 30, 2017, the day before the Company acquired Isle on May 1, 2017. The Company reports its financial results on a calendar fiscal year. Prior to the Company’s acquisition of Isle, Isle’s fiscal year typically ended on the last Sunday in April. Isle’s fiscal 2017 and 2016 were 52-week years, which commenced on April 25, 2016 and April 27, 2015, respectively. Such figures were prepared by the Company to reflect Isle’s unaudited consolidated historical net revenues and Adjusted EBITDA for periods corresponding to the Company’s fiscal quarterly calendar. Such figures are based on the unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.
(2)	Total figures for 2016 and 2017 include combined results of operations for Isle and the Company for periods preceding the date that the Company acquired Isle. Such presentation does not conform with GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.
(3)	Figures are for Isle for the three and twelve months ended December 31, 2016. Such figures were prepared by the Company to reflect Isle’s unaudited consolidated historical net revenues, operating income and Adjusted EBITDA for periods corresponding to the Company’s fiscal quarterly calendar. Such figures are based on the unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.
(4)	Effective January 1, 2016, the Ohio Lottery Commission enacted a regulatory change which resulted in the establishment of a $1.0 million progressive slot liability and a corresponding decrease in net slot win during the first quarter of 2016. The changes are non-cash and related primarily to prior years. The net non-cash impact to Adjusted EBITDA was $0.6 million for the twelve months ended December 31, 2016.
(5)	Transaction expenses for the three and twelve months ended December 31, 2017 represent costs related to the Isle Acquisition. Transaction expenses for the three and twelve months ended December 31, 2016 represent costs related to the Isle and Reno Acquisitions.
(6)	Other is comprised of severance expense, income totaling $20.0 million related to the termination of the Lake Charles sale, costs totaling $2.8 million associated with the termination of the Lake Charles sale, $38.0 million in impairment charges, (gain) loss on sale or disposal of property and equipment, equity in income of unconsolidated affiliate and other regulatory gaming assessments, including the item listed in footnote (4) above.